Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 700
Los Angeles, CA 90067

T (310) 279 5980
Investor Relations	F (310) 279 5988
Corporate/Financial Communications	W www.pondel.com

CONTACTS:

	Wayne Lipschitz	Angie Yang / Roger Pondel
	Chief Financial Officer	PondelWilkinson Inc.
	Grill Concepts, Inc.	(310) 279-5980
NEWS	(310) 820-5559, ext. 231	investor@pondel.com
RELEASE

FOR IMMEDIATE RELEASE

GRILL CONCEPTS TO ADD SEASONED RETAIL EXECUTIVE TO BOARD

Los Angeles New York Boston Portland

Los Angeles, California – June 13, 2007 – Grill Concepts, Inc. (Nasdaq:GRIL) today announced that Rudolph J. Borneo has agreed to accept a nomination and election as a director at the company’s annual meeting of shareholders on Wednesday, June 20.

Borneo, 66, has more than four decades of retail experience, all within the Macy’s organization. He currently serves as vice chairman and director of stores at Macy’s West, a division of Federated Department Stores, Inc. Borneo began his career in 1964 at Bamberger’s and rose through the ranks to be named president and chief operating officer of the Macy’s division in 1983. He was named president of Macy’s California in 1989 and then was promoted to president of Macy’s West in 1992. Borneo currently is a board member of the Motorcar Parts of America, Inc., serving on the audit, compensation and ethics committees. He earned his bachelor’s of business administration from Monmouth University.

Borneo replaces Robert Fell as a director nominee.

“Rudy brings with him a wealth of experience in the retail industry that we believe will greatly contribute to Grill Concepts during this time of accelerated growth,” said Philip Gay, president and chief executive officer. “We look forward to his support and insight as a member of our board.”

About Grill Concepts, Inc.

Grill Concepts owns, manages and licenses upscale casual and fine dining, full service restaurants under two core brand names: The Grill on the Alley and Daily Grill. The company operates 26 restaurants (one of which is licensed) including five The Grill on the Alley-branded restaurants in Beverly Hills, Hollywood and San Jose, California; Chicago, Illinois; and Dallas, Texas, as well as 21 Daily Grill restaurants in Southern and Northern California; the Washington, D.C. metropolitan region; Houston, Texas; Portland, Oregon; Memphis, Tennessee; and Seattle, Washington.

#    #    #